As filed with the Securities and Exchange Commission on June 16, 2025

Registration No. 333-283113

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Moolec Science SA

(Exact Name of Registrant as Specified in Its Charter)

The Cayman Islands	89 Nexus Way, Camana Bay, Grand Cayman KY1-9009 Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)	(I.R.S. Employer Identification Number)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew S. Poulter, Esq.
Emilio Minvielle, Esq.
Linklaters LLP
1290 Avenue of the Americas
New York, New York 10104
Phone: +1 (212) 903-9000
Fax: +1 (212) 903-9100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

Explanatory Note

This Post-Effective Amendment No. 1 is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Moolec Science SA, a Cayman Islands exempted company limited by shares (“Moolec Science (Cayman Islands)”). Moolec Science (Cayman Islands) is the successor issuer to Moolec Science SA, a public limited liability company (societé anonyme) governed by the laws of the Grand Duchy of Luxembourg, or “Moolec Science (Luxembourg)”. On May 22, 2025 (the “Effective Date”), Moolec Science SA changed its jurisdiction by Moolec Science (Luxembourg) discontinuing from the Grand Duchy of Luxembourg and transferring by way of continuation to the Cayman Islands as Moolec Science (Cayman Islands) pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands (the “Redomiciliation”). On the Effective Date, all of the shares of Moolec Science (Luxembourg), par value $0.10 per share (the “Ordinary Shares”) by operation of law became shares of Moolec Science (Cayman Islands), par value $0.10 per share (the “Shares”).

On May 14, 2025, Moolec Science (Luxembourg) made effective a reverse stock split of its Ordinary Shares (the “Reverse Stock Split”) on the consolidation ratio of ten-to-one (the “Consolidation Ratio”), pursuant to which holders of Ordinary Shares received one Ordinary Share for every ten Ordinary Shares held.

After completion of the Reverse Stock Split, all references to our Ordinary Shares, share data, per share data and related information has been adjusted for the Consolidation Ratio to reflect the Reverse Stock Split. The Reverse Stock Split has consolidated each ten of our Ordinary Shares into one Ordinary Share, without any change in the par value. Upon completion of the Reverse Stock Split, no fractional Ordinary Shares were issued, and any fractional Ordinary Shares resulting from the Reverse Stock Split were rounded up to the nearest whole Ordinary Share. Except for the adjustments that resulted from the treatment of fractional shares, the Reverse Stock Split did not have any dilutive effect on our shareholders.

In accordance with Rule 414(d) under the Securities Act, Moolec Science (Cayman Islands), as the successor issuer to Moolec Science (Luxembourg), hereby expressly adopts the Registration Statement (as defined below) as its own registration statement (except as specifically modified by this Post-Effective Amendment No. 1) for all purposes of the Securities Act and the Securities Exchange Act of 1934 (as amended, the “Exchange Act”, as updated by subsequent filings under the Exchange Act.

Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus relating to (i) the Registration Statement on Form F-1 (No. 333-269439) previously filed by the Registrant (the “Prior Registration Statement”) and (ii) a new Registration Statement on Form F-3 that the Registrant files herein, as amended (the “Registration Statement”).

For the purposes of this Registration Statement, references to the “Company,” “Moolec,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Effective Date, Moolec Science (Luxembourg) and, after the Effective Date, Moolec Science (Cayman Islands). The information contained in this Amendment sets forth additional information to reflect the Redomiciliation and Reverse Stock Split. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Reverse Stock Split will not reflect the terms of the Reverse Stock Split or change in our number of Shares as a result thereof. Further, all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Effective Date will not reflect the terms of the Redomiciliation or change in our jurisdiction that was effected as a result thereof.

For the purposes of this Registration Statement, we have not included a management’s discussion and analysis for Bioceres Group Limited as it would be substantially the same as that of Bioceres Crop Solutions Corp., which is included in its latest Form 20-F, which we have incorporated by reference, except for share of profit or loss of joint ventures and associates information, presented as “Share of profit or loss of joint ventures and associates” in Bioceres Group’s financial statements for the year ended June 30, 2024. The share of profit or loss of joint ventures and associates information includes equity investments that Bioceres Group holds as a result of equity interests held by Theo I, which has investments in Bioceres Crop Solutions Corp. and Moolec Science SA which varies significantly over the fiscal years. The loss resulting from the share in the profit of joint ventures and associates increased by a loss of $68,732,755 to a loss of $21,023,150 for the year ended June 30, 2024 from a gain of $47,709,605 in the year ended June 30, 2023, mainly as a result of a significant reduction in investments in our Shares, in the amount of $30,093,590, and in Bioceres Crop Solutions Corp.’s shares, which amounted to $10,338,593, offset by the appreciation of other investments, in the amount of $14,390,561.

No additional securities are being registered under this Post-Effective Amendment No. 1. All filing fees payable in connection with the registration of the shares registered by the Registration Statement were paid by the Registrant at the time of the filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2025

PROSPECTUS

Up to 1,500,000 Shares offered by the Company

11,110,000 Shares underlying Warrants and

3,581,828 Shares

Offered by Selling Securityholders

(incorporated in the Cayman Islands)

This prospectus relates, in part, to the issuance by us of up to 11,110,000 ordinary shares of Moolec Science SA (the “Company”), of par value of $0.10 per share (“Shares”), which includes: (i) 6,900,000 Shares that may be issued upon exercise of the Public Warrants, and (ii) 4,210,000 Shares that may be issued upon exercise of the Private Warrants. We refer to the Public Warrants and the Private Warrants together as the “Warrants.” The Warrants were originally issued by LightJump. Pursuant to the Assignment, Assumption and Amendment Agreement, the Warrants were automatically converted into Warrants to purchase our Shares on the closing of the Business Combination among us, LightJump, Moolec Science Limited and Moolec Acquisition, Inc. (the “Business Combination”).

This prospectus also relates, in part, to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of up to 3,581,828 of our Shares, which includes (i) 3,100,000 Shares issued to holders of Shares in the Business Combination as a result of the Exchange, (ii) 352,240 Shares issued as a result of the Merger, (iii) 26,226 Shares issued pursuant to the applicable Company SAFE, (iv) 23,252 Shares that were freely allotted to the Company’s Chief Financial Officer and (v) 80,110 Shares issued in connection with the Backstop Agreement. These Shares were initially issued as Ordinary Shares, which, pursuant to the Redomiciliation, became by operation of law Shares on the Effective Date.

This prospectus also relates to 1,500,000 Shares registered hereby for offer and resale by the Company. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the Prior Registration Statement and includes Shares previously registered by us pursuant to such Prior Registration Statement.

We may, from time to time, sell Shares, directly or through underwriters, agents or dealers, on or off The Nasdaq Stock Market LLC, or Nasdaq, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriters, agents or dealers and any applicable fees, commissions or discounts.

Our Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “MLEC” and “MLECW,” respectively. The last sale price of our Shares on June 11, 2025 was $7.05 per share. The aggregate market value of our outstanding Shares held by non-affiliates, or public float, as of June 11, 2025, was approximately $5,097,408, which was calculated based on 722,729 Shares held by non-affiliates and the price of $7.05 per share, which was the closing price of our Shares on Nasdaq on June 11, 2025. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

The Shares are being offered by the Selling Securityholders identified herein and we will not receive any proceeds from the sale of the securities under this prospectus by the Selling Securityholders.

Information regarding the Selling Securityholders, the number of Shares that may be sold by them, and the times and manner in which they may offer and sell the Shares under this prospectus is provided under the sections titled “Selling securityholders” and “Plan of Distribution,” respectively. We do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

On May 14, 2025, we made effective a Reverse Stock Split of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one share of our Ordinary Shares for every ten shares of Ordinary Shares held. Accordingly, as of the Effective Date, all Ordinary Shares resulting of the Reverse Stock Split, became, by operation of law, Shares. Unless the context expressly indicates otherwise, all references to Ordinary Shares, Shares and per share amounts referred to herein reflect the Reverse Stock Split.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2025.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf process, any of the securities identified in this prospectus may be offered together or separately in one or more series, if any. We may offer and sell any combination of the securities identified in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Risk Factors,” “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “MLEC” or the “Company,” “Moolec,” “we,” “our,” “ours,” “us” or similar terms refer to Moolec Science SA, together with its subsidiaries. The Shares that may be offered using this prospectus are referred to collectively as the securities.

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

“Agreement on Funds Flow” means the agreement on funds flow, dated as of December 30, 2022, by and among Lightjump Acquisition Corporation, Lightjump One Founders, LLC, Moolec Science Limited, Moolec Acquisition, Inc. and Moolec Science SA.

“Assignment, Assumption and Amendment Agreement” means the assignment, assumption and amendment agreement dated December 30, 2022, by and between the Company, LightJump and Continental;

“Backstop Agreement” means the backstop agreement dated June 14, 2022 by and between UGVL, UG Holdings, LLC, Theo and the Sponsor, guaranteeing, severally but not jointly, the funding of certain amounts as set forth therein and complemented by the memorandum of understanding dated December 30, 2022 in connection thereto.

“Business Combination Agreement” means the business combination agreement dated June 14, 2022, by and among LightJump, Moolec Science Limited, the Company, and Moolec Acquisition, Inc.

“Closing” means the time when the closing of the Business Combination occurred pursuant to the Business Combination Agreement.

“Closing Date” means December 30, 2022.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Company SAFE” means each of the simple agreement for future equity by and between Moolec Science Limited and the Company SAFE Holder named therein (each, a “Company SAFE Holder”) (each, an “Original SAFE”) or any simple agreement for future equity between the Company and that Company SAFE Holder issued in consideration for the contribution by the Company SAFE Holder of its rights in the Original SAFE to the Company (in which case the Original SAFE ceased to be a “Company SAFE”) with such adjustments required under Luxembourg law.

“Contingency Shares” means the 25,500 Sponsor’s Shares placed in an escrow account pursuant to the Agreement on Funds Flow, dated December 30, 2022, by and among SPAC, the Company, and the Sponsor, which were held in escrow for a period of 12 months following the Closing Date and used to satisfy Contingent Liabilities (as defined in the Agreement on Funds Flow) under the conditions and terms set forth in the Agreement on Funds Flow, or returned to the Sponsor thereafter, as applicable.

“Continental” means Continental Stock Transfer & Trust Company, the Company’s transfer agent and warrant agent.

“DGCL” means Delaware General Corporation Law.

“Effective Date” means May 22, 2025.

“Exchange” means the transactions contemplated in the Business Combination Agreement that occurred at the Exchange Effective Time.

“Insud” means Invim Corporativo S.L.

“IPO” means LightJump’s initial public offering of units, consummated on January 12, 2021.

“Merger” means the merger of Moolec Acquisition, Inc. with and into LightJump, pursuant to which LightJump survived such merger and became a direct wholly-owned subsidiary of the Company.

“Ordinary Shares” means ordinary shares of Moolec Science (Luxembourg), with par value of, prior to the Reverse Stock Split, $0.01 per share, and, after the Reverse Stock Split, $0.10.

“Private Warrants” means the 3,450,000 warrants to purchase SPAC Common Stock sold in a private placement in the IPO, and which were subsequently assumed by the Company pursuant to the Assignment, Assumption and Amendment to the Warrant Agreement.

“Public Warrants” means the 11,500,000 warrants to purchase SPAC Common Stock which were sold in the IPO, and which were subsequently assumed by the Company pursuant to the Assignment, Assumption and Amendment to the Warrant Agreement.

“Selling Securityholders” has the meaning given to it in the Prior Registration Statement.

“Shares” means ordinary shares of Moolec Science (Cayman), with par value of $0.10 per share.

“SPAC” or “LightJump” means LightJump Acquisition Corporation.

“SPAC Common Stock” means SPAC’s common stock, par value $0.0001 per share.

“Sponsor” means LightJump One Founders, LLC, a Delaware limited liability company.

“Theo” means THEO I SCSp.

“UGVL” means Union Group Ventures Limited.

Incorporation of Certain Information by Reference

This registration statement incorporates important business and financial information about that is not included in or delivered with the registration statement. The SEC allows us to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and certain later information that we file with the SEC will automatically update and supersede this information.

This document incorporates by reference the following documents that have previously been filed with the SEC:

●	our annual report on Form 20-F for the year ended June 30, 2024 (File No. 001-41586), filed with the SEC on October 30, 2024 (the “Annual Report”);

●	the annual report on Form 20-F of Bioceres Crop Solutions Corp. (File No. 001-38836) for the year ended June 30, 2024 filed with the SEC on October 30, 2024; and

●	any of future filings made with the Commission after the date of this registration statement, and any future reports on Form 6-K furnished to the Commission pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement that are identified in those forms as being incorporated by reference into this registration statement.

In addition, we are incorporating by reference any documents we may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof, and prior to the effectiveness of this registration statement, provided, however, that we are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay,

Grand Cayman KY1-9009

Cayman Islands

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Documents incorporated by reference are available on the SEC’s website at www.sec.gov and from other sources. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Summary

This summary highlights selected information appearing elsewhere or incorporated by reference herein; it does not contain all of the information that is important to you. You should read this prospectus, including the information incorporated by reference, in its entirety. Investors should carefully consider the information set forth under the “Risk Factors” section. Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “Moolec,” “we,” “us,” and “our” refer to Moolec Science SA and all of its subsidiaries as of the date of this prospectus. “Moolec Science SA” refers only to Moolec Science SA and not its subsidiaries as of the date of this prospectus. For purposes of clarity, in some places in this prospectus, we refer to Moolec Science SA prior to the Effective Date as “Moolec Science (Luxembourg)” and after the Effective Date as “Moolec Science (Cayman Islands).”

Our Company

We are an exempted company limited by shares registered under the laws of the Cayman Islands. We were incorporated under the laws of the Grand Duchy of Luxembourg on May 23, 2022, as a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg. On the Effective Date, we transferred by way of continuation our corporate existence from the Grand Duchy of Luxembourg to the Cayman Islands (the “Redomiciliation”). Our registered office is at the office of Ogier Global (Cayman) Limited at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands and we are registered by way of continuation as an exempted company with the Registrar of Companies in the Cayman Islands under number 421988. Our principal website address is www.moolecscience.com and our Investor Relations website address is ir.moolecscience.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

About Moolec

We are a science-based ingredient company, and we believe we are pioneers in the use of molecular farming technology for developing ingredients for food, pet food, animal feed and dietary supplements. Our mission is to create unique food ingredients by engineering plants with science and technology. Our purpose is to redefine the way we produce animal proteins for the good of the planet. Our technological approach aims to have the cost structure of plant-based solutions with the organoleptic properties and functionality of animal-based ones. Our technology has been under development for more than a decade and is known for pioneering the production of a bovine protein in a crop for the food industry. Our product portfolio and pipeline leverage the agronomic efficiency of broadly used target crops, like soy, pea, and safflower. We have an industrial and commercial R&D capability to complement our molecular farming technology. We also have a growing international patent portfolio (25, both granted and pending) for our technology. We have a diverse team of PhDs and food insiders, and operates in the United States, Europe, and South America. Molecular farming can be defined as the technology used to genetically modify plants to produce valuable biological substances. Molecular farming utilizes plants as natural bioreactors to grow and harvest these substances. Molecular farming therefore differs from other genetic engineering applications such as metabolic engineering (where the expressed protein has a catalytic activity in plants and the value-added product is a particular metabolite) and agronomic engineering (where the expressed protein confers beneficial agronomic properties such as pest or disease resistance, stress tolerance, or increased yields). Molecular farming enables the synthesis of valuable biological substances in any seed crop, selecting each gene or molecule for its ability to add value. In the case of oils or proteins, that value could be measured in terms of a targeted functionality trait such as taste, texture, color or nutritional value. The resulting product can be used as ingredients in different applications such as food and feed, providing better-tasting, more functional, and affordable science-based ingredients. We believe that this technological platform has the ability to capitalize on science-based ingredients scale that extensive agriculture entails to achieve affordability and that it is also cost-efficient due to the fact that it leverages biology, using plants and their inputs — sun, water, and soil — as small factories. Plants are grown through traditional farming practices that result in economies of scale through high productivity volume production.

With the ingredients we develop, we expect to address mainly the global processed meat products ingredients markets, which we estimate to be an approximately $30 billion market. Our business model focuses on R&D, manufacturing and farming.

Molecular farming is a technological platform that has the potential to combine, modify and enhance all sorts of crops with valuable biological substances, which could allow us to possibly consider other market opportunities. Such possible market opportunities include milk, egg, chicken, and fish replacements, or other industries such as alternative biomaterials, biocosmetics, pharmaceuticals, biofuels, among others.

We hold a growing international patent portfolio for our technologies, which is run by a diverse team of experts, such as Ph.Ds and food insiders who have a robust background in the traditional food and meat industries. Research, development and innovation are core elements of our business strategy, and we believe they represent a critical competitive advantage for us.

On April 24, 2023, we acquired ValoraSoy S.A.

Our main shareholders include Nasdaq-listed Bioceres Crop Solutions Corp. (NASDAQ: BIOX), a fully integrated provider of crop productivity solutions enabling the transition to a carbon neutral agriculture, Theo I, a life sciences venture capital enterprise, and UGVL, a private equity management firm, as well as Insud, an Argentine-based life & science holding with business in the pharmaceutical, agricultural, forestry, biotech, cultural and renewable energy industries through its affiliates.

Recent Developments

Business Combination with Bioceres Group Limited, Gentle Tech and Nutrecon

On April 17, 2025, the Company, Bioceres Group Limited (formerly, Bioceres Group PLC) (“Bioceres Group”), Gentle Technologies Corp (“Gentle Tech”), and Nutrecon LLC (“Nutrecon”) entered into a business combination agreement (the “Bioceres Group Business Combination Agreement”), pursuant to which several parties will transfer their respective holdings in Bioceres Group, Nutrecon and Gentle Tech (together, the “Contributed Entities”) to Moolec Science (Cayman Islands). In exchange, Moolec Science (Cayman Islands) will issue a combination of newly issued shares and warrants of Moolec Science (Cayman Islands) to the shareholders of the Contributed Entities.

Subject to the terms and conditions of the Bioceres Group Business Combination Agreement, the business combination is expected to result in an enlarged company structure, with the Company as the parent company. For more information, see our report on Form 6-K (File No. 001-41586) furnished to the SEC on April 18, 2025, incorporated herein by reference.

Redomiciliation

On the Effective Date, we changed our jurisdiction of domicile from the Grand Duchy of Luxembourg to the Cayman Islands. We discontinued as a Luxembourg company and transferred by way of continuation to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands. All of the Ordinary Shares of Moolec Science (Luxembourg) by operation of law became Shares of Moolec Science (Cayman Islands), par value $0.10 per share. Our Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “MLEC” and “MLECW,” respectively.

Reverse Stock Split

On March 11, 2025, we received a determination letter (the “Determination Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of Nasdaq, notifying us that, as the closing bid price of our listed securities has remained at less than $1.00 per share over 30 consecutive business days as of September 10, 2024, and had not increased to $1.00 for more than 10 consecutive business days thereafter, we were not compliant with Nasdaq Listing Rule 5550(a)(2). Additionally, we were not eligible for a second 180-day compliance period, as we did not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market.

On March 13, 2025, we appealed the Determination Letter to the Nasdaq Hearings Panel (the “Panel”) and presented our plan to regain and thereafter maintain compliance with Nasdaq Listing Rule 5550(a)(2) through the implementation of the Reverse Stock Split.

On April 3, 2025, we received an exception letter from the Panel, which granted us a temporary exception to regain compliance with Nasdaq Listing Rule 5550(a)(2).

On April 22, 2025, we held our 2025 Redomiciliation EGM (as defined below), which, among other matters, considered and approved the Reverse Stock Split. Further, on April 22, 2025, our board of directors resolved to approve the Consolidation Ratio at ten-to-one.

On May 14, 2025, we made effective the Reverse Stock Split. Under the approved Consolidation Ratio, every ten Ordinary Shares, each with a par value of U$0.01, issued and outstanding, were automatically consolidated into one validly issued and non-assessable Ordinary Share, with a new par value of $0.10 per Ordinary Share. Upon completion of the Reverse Stock Split, no fractional Ordinary Shares were issued, and any fractional Ordinary Shares resulting from the Reverse Stock Split were rounded up to the nearest whole Ordinary Share. Following the Reverse Stock Split, our Ordinary Shares continued to trade under the symbol “MLEC” and under the new CUSIP code L64875 120, and our Public Warrants have continued to trade under the symbol “MLECW” and under the CUSIP code L64875 112.

As a result of the Reverse Stock Split, our proforma loss per share previously furnished on the 6-K of April 18, 2025 is hereby be amended as follows:

●	for the year ended June 30, 2024: $0.51, calculated as “Profit (loss) before income tax”, which amounted to a loss of $6,526,347, divided by share amount of 12,783,115;

●	for the six-month period ended December 31, 2024: $1.13, calculated as “Profit (loss) before income tax”, which amounted to a loss of $14,480,385, divided by share amount of 12,783,115.

2025 Extraordinary General Meeting

On April 22, 2025, we held an extraordinary general meeting of shareholders (the “2025 Redomiciliation EGM”), in which our shareholders approved, among other matters, the implementation of the Reverse Stock Split and delegated powers to the board of directors to determine the Consolidation Rate. Additionally, the 2025 Redomiciliation EGM approved the transfer of the Company’s registered office from the Grand Duchy of Luxembourg to the Cayman Islands, which included related corporate structural changes, the adoption of new Cayman memorandum and articles of association, the continuation of the Company as an exempted company limited by shares registered under the laws of the Cayman Islands, and delegation of powers to manage the administrative aspects of the Redomiciliation. Furthermore, the meeting approved the appointment of Diego Nicolás Marcos and Oscar Alejandro León Bentancor as members of the board of directors for the period ending June 30, 2025.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company,” we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” We expect to remain an “emerging growth company” for the foreseeable future.

We are also considered a “foreign private issuer” and are required to report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after we no longer qualify as an “emerging growth company,” as long as we qualify as a “foreign private issuer” under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these reporting exemptions until such time as we are no longer a “foreign private issuer.” We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer incorporated in the Cayman Islands with our principal listing on the Nasdaq Global Market, we follow the laws of the Cayman Islands, our “home country” for corporate governance practices, in lieu of the provisions of the Nasdaq Stock Market’s Marketplace Rule 5600 series that apply to the constitution of a quorum for any meeting of shareholders, the composition and independence requirements of the board of directors, the Nominations Committee and the Compensation Committee and the requirement to have regularly scheduled meetings at which only independent directors are present. The Nasdaq Stock Market’s rules also provide for the involvement of independent directors in the selection of director nominees. However, we rely on our home country practices, in lieu of these requirements, which do not require us to have a majority of our board of directors to be independent, permit our nominating and governance committee to be comprised of shareholder representatives and do not require us to hold regular executive sessions in which only independent directors shall be present.

Risks Factors

Before making a decision to invest in our securities, you should carefully consider the risks described under “Summary Risk Factors” and “Risk Factors” in this prospectus, any applicable prospectus supplement, in our most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances.

Risk Factors

Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report, which is incorporated herein by reference, in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to Investment in a Cayman Islands Company and Our Status as a Foreign Private Issuer

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. This may limit the information available to holders of the Shares and may pose additional risks and less regulatory protection for our shareholders in comparison to domestic issuers.

We are considered a “foreign private issuer” under the Exchange Act and we are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to the accounting principles generally accepted in the United States of America (“U.S. GAAP”) so long as our financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

In addition, as a “foreign private issuer” whose shares are listed on the Nasdaq, we are permitted to, and will, follow certain home country corporate governance practices in lieu of certain Nasdaq Global Market requirements. A foreign private issuer must disclose in its Annual Reports filed with the Securities and Exchange Commission, or the SEC, each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. As an exempted company incorporated in the Cayman Islands and listed on the Nasdaq, we currently intend to follow our home country practice with respect to the composition of our board of directors and nominations committee and executive sessions. Unlike the requirements of the Nasdaq, the corporate governance practice and requirements in the Cayman Islands do not require us to have a majority of our board of directors to be independent; do not require us to establish a nominations committee; and do not require us to hold regular executive sessions in which only independent directors shall be present. Such Cayman Islands home country practices may afford less protection to holders of our Shares.

We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

As a “foreign private issuer,” we file an annual report on Form 20-F within four months of the close of each fiscal year ended June 30 and furnish reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, which we intend to rely on, our shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

We are incorporated under the laws of the Cayman Islands. Accordingly, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability and a majority of our officers and directors are residents of jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time (the “Articles”), the Companies Act (as the same may be supplemented or amended from time to time), and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority, but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive, but not binding, authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

We have been advised by Ogier (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of courts in the United States obtained in actions against us or other persons that are predicated upon the civil liability provisions of the United States federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the courts of the United States under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Cayman Islands, together with several other non E.U. jurisdictions, have legislation aimed at addressing concerns raised by the Council of the E.U. as to offshore structures engaged in certain activities, which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Economic Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain relevant activities. As the Company is a Cayman Islands company, its compliance obligations under the Economic Substance Act include filing annual notifications, which need to state whether we are carrying out any relevant activities and whether we are claiming an exemption from the obligations to meet the economic substance tests to the extent required under the Economic Substance Act (the “ES Test”). If we are carrying out such relevant activities, or we are claiming such an exemption, we are further required to file annually a report as to whether we have satisfied the ES Test or the basis on which we are claiming such exemption. As it is a relatively a new regime, it is anticipated that the Economic Substance Act will evolve over time and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments and may have to make changes to our operations in order to comply with all requirements under the Economic Substance Act. Failure to satisfy the requirements as set out in the Economic Substance Act may subject the Company to enforcement action (including administrative penalties) under the Economic Substance Act.

We may become subject to taxation in the Cayman Islands which would negatively affect our results.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we will apply for a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of the shares, debentures or other obligations we have or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our members or a payment of principal or interest or other sums due under a debenture or other obligation we have. If we were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be materially and adversely affected.

Special Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, anticipated growth strategies, anticipated trends in our industry, our potential growth opportunities, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “will,” “consider,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar terms or expressions. The statements we make regarding the following matters are forward-looking by their nature:

●	the possible effects on international commerce of new or increased tariffs, or a “trade war;”

●	the impact of armed conflict in Israel and Gaza, in addition to the Ukraine, and any possible escalation of such conflicts or contagion to neighboring countries or regions;

●	general economic, financial, business and political conditions in Latin America;

●	our financial performance;

●	our ability to maintain the listing of the Shares or warrants on Nasdaq;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our ability to develop and launch new products and services;

●	our ability to successfully and efficiently integrate future expansion plans and opportunities;

●	the availability of raw materials used in our products and our ability to source such raw materials;

●	our ability to grow our business in a cost-effective manner;

●	our product development timeline and expected research and development (“R&D”);

●	our ability to commercialize the products developed in our R&D center;

●	the implementation, market acceptance and success of our business model;

●	developments and projections relating to our competitors and industry;

●	our approach and goals with respect to technology;

●	our expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	the impact of any global viral pandemic on our business;

●	changes in applicable laws or regulations;

●	the outcome of any known and unknown litigation and regulatory proceedings; and

●	various other factors, including without limitation those described under “Item 3. Key Information–D. Risk Factors” in our Annual Report.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

Enforcement of Civil Liabilities

Cayman Islands

We are incorporated under the laws of Cayman Islands. Substantially all of our and our subsidiaries’ assets are located outside the United States. Substantially all of our directors and officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of courts in the United States obtained in actions against us or other persons that are predicated upon the civil liability provisions of the United States federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the courts of the United States under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Capitalization

The table below sets forth our total capitalization (defined as long-term debt and total equity) as of the date of this prospectus, for the following scenarios: (i) historical financial information on an actual basis, (ii) historical financial information, as proforma adjusted to give effect to the Business Combination with Bioceres Group, Gentle Tech and Nutrecon. The Business Combination will be consummated through an equity exchange. Bioceres Group’s, Gentle Tech’s and Nutrecon’s shareholders will surrender their share ownership in Bioceres Group, Gentle Tech and Nutrecon and will receive in exchange up to 7,595,851 Shares and 500,000 Warrants to purchase Shares at a strike price of $2.00 per Warrant.

	As of December 31, 2024
	(in thousands of U.S. dollars)
	Actual	As Adjusted
Cash and cash equivalents	1,930	35,160
Long-term debt (excluding current portion)(1)	19,538	259,427
Equity
Share capital	401	1,083
Shares to be issued	—	85
Treasury shares	(1)	(21)
Share premium	70,152	133,188
Cost of own shares held	(304)	(1,942)
Cumulative translation adjustment	786	786
Equity settled share-based payment	2,040	74
Accumulated deficit	(70,278)	(70,439)
Total equity	2,796	62,814
Total capitalization(2) (3)	22,334	322,241

Notes:-

(1)	Long-term debt includes Financial debt and Lease liabilities (see our consolidated financial statements contained in our Annual Report, which is incorporated by reference in this prospectus).
(2)	Total capitalization consists of long-term debt (excluding current portion) plus total equity.
(3)	Total capitalization does not include 11,110,000 of outstanding Warrants with an exercise price $11.50 per Share, each entitling the holder to purchase one-tenth of a Share.

Selling Securityholders

This prospectus relates, in part, to the resale by the Selling Securityholders from time to time of up to 3,581,828 of our Shares, which includes (i) 3,100,000 Shares issued to holders of shares of Moolec in the Business Combination as a result of the Exchange, (ii) 352,240 Shares issued as a result of the Merger, (iii) 26,226 Shares issued pursuant to the applicable Company SAFE, (iv) 23,252 Shares that were freely allotted to the Company’s Chief Financial Officer and (v) 80,110 Shares issued in connection with the Backstop Agreement. These Shares were initially issued as Ordinary Shares of Moolec Science (Luxembourg), which, pursuant to the Redomiciliation, became by operation of law Shares of Moolec Science (Cayman Islands). The Selling Securityholders may from time to time offer and sell any or all of the Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of Shares beneficially owned, and the aggregate number of Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 4,012,684 Shares outstanding as of the date of this prospectus, without taking into account the number of Shares that may be issued upon exercise of the Warrants. The information provided herein is based on publicly available information, gathered from publicly available filings and other reliable sources. We cannot guarantee the completeness or accuracy of the information herein, as new information may become available. The information in this section is intended for general informational purposes only and should not be relied upon for any investment or business decisions.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Shares. As such, we are unable to declare the number of Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Shares	Percentage(1)	Shares	Shares	Percentage(1)
The Biotech Company(2)	291,400	7.56%	291,400
Union Group Ventures Ltd.(3) (5)	1,517,0823	39.34%	1,517,083
Bioceres Crop Solutions Corp.(6)	186,000	4.82%	186,000
Bioceres Group PLC(7)	60,083	1.56%	60,083
Theo I SCSp(8)	1,185,270	35.29%	1,185,270
José Lopez Lecube(9)	23,252	*	23,252
LightJump One Founders, LLC(4) (10)	190,277	4.93%	190,277
Serenity Traders Limited(11)	6,557	*	6,557
UG Holdings, LLC(12)	103,500	2.68%	103,500
EarlyBirdCapital Inc.(13)	9,408	*	9,408
David Nussbaum(13)	2,000	*	2,000
Steven Levine(13)	2,000	*	2,000
Mike Powell(13)	600	*	600
Mauro Conijeski(13)	200	*	200
Amy Kaufmann(13)	150	*	150
Marc Van Tricht(13)	1,200	*	1,200
Joe Mongiello(13)	100	*	100
Jillian Carter(13)	200	*	200
Ed Kovary(13)	1,000	*	1,000
Jacqueline Chang(13)	150	*	150
Robert Gladstone(13)	200	*	200
Coleen McGlynn(13)	150	*	150
Mark Cangemi(13)	50	*	50
Gleeson Cox(13)	150	*	150
Tracy Fezza(13)	150	*	150
Gregory Stoupnitzky(13)	300	*	300
Doug Rogers(13)	200	*	200
Eileen Moore(13)	200	*	200

Notes:-

*	Less than one percent of issues and outstanding Shares.
(1)	Percentages are based on 4,012,684 Shares issued and outstanding or subscribed for as of the date of this prospectus, without taking into account the number of Shares that may be issued upon exercise of the Warrants.
(2)	The business address of The Biotech Company LLC is 1309 Coffeen Avenue Ste 1200 Sheridan, Wyoming 8280, USA. The Biotech Company LLC is an entity controlled by Mr. Paladini, and Ms. Josefina Morixe.
(3)	The business address of UGVL Limited is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. UGVL is an entity controlled by Mr. Juan Sartori. The business address of Mr. Sartori is Avenue D’Ostende 15/17, Monaco 98000.
(4)	Represents securities held by LightJump One Founders, LLC, our sponsor, of which Robert M. Bennett is the managing member. Accordingly, all securities held by LightJump One Founders, LLC may ultimately be deemed to be beneficially held by Mr. Bennett. The business address of Mr. Bennett is c/o LightJump One Founders, LLC 14755 Preston Road, Suite 520 Dallas, TX 75254. LightJump One Founders, LLC (a) acquired 190,277 Shares being offered for resale under this registration statement for a purchase price of $0.00 per share, and (b) acquired 4,210,000 Private Warrants for a purchase price of $1.00 per warrant.

(5)	Union Group Ventures Ltd. (a) acquired 1,457,000 Shares for a purchase price of approximately $0.16 per share, (b) acquired 20,028 shares from the Sponsor pursuant to the Backstop Agreement, and (c) acquired 40,055 Shares for a purchase price of $6.67 funded to the Company pursuant to the Backstop Agreement.
(6)	The business address of Bioceres Crop Solutions Corp. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Bioceres Crop Solutions Corp. acquired 186,000 Shares for a purchase price of approximately $1.61 per share.
(7)	The business address of Bioceres Group PLC is Highdown House, Yeoman Way, Worthing, West Sussex, United Kingdom, BN99 3HH. Bioceres Group PLC acquired 60,083 Shares for a purchase price of $10.00 per share.
(8)	The business address of Theo I SCSp is 30 boulevard Royal, L-2449 Luxembourg. Theo I SCSp (a) acquired 19,670 Shares pursuant to the Company SAFE for a purchase price of approximately $7.63 per share, (b) acquired 20,028 Shares from the Sponsor pursuant to the Backstop Agreement, and (c) acquired 40,055 Shares for a purchase price of $6.67 funded to the Company pursuant to the Backstop Agreement. Theo also acquired 1,162,600 Shares in connection with a business combination involving us and BG Farming Technologies Limited.
(9)	The business address of José Lopez Lecube is Intendente Becco 2380, Dpto. 32, Béccar, B1643, Provincia de Buenos Aires, Argentina. José Lopez Lecube acquired 23,252 Shares in consideration for employment, pursuant to his employment agreement, for a purchase price of $0.00.
(10)	The total amount of 190,277 Shares being registered for resale by the Sponsor pursuant to this registration statement includes 14,332 Contingency Shares available for resale. Further, pursuant to the settlement between the Company and EarlyBirdCapital Inc., on March 15, 2023, the Sponsor transferred 6,408 Shares to EarlyBirdCapital Inc. on behalf of the Company and such Shares are being registered for resale by EarlyBirdCapital Inc. pursuant to this registration statement. In addition, the Sponsor agreed to transfer 4,760 Shares to the Company to cover certain legal expenses. For the avoidance of doubt, this registration statement does not register the resale of 4,760 Shares to be transferred to Company. See “Significant Transactions — Business Combination” in our Annual Report.
(11)	The business address of Serenity Traders Limited is OMC Chambers, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Serenity Traders Limited acquired 6,557 Shares for a purchase price of $7.63 per share pursuant to the Company SAFE.
(12)	The business address of UG Holdings, LLC is 251 Little Falls Drive, Wilmington, New Castle, DE 19808. UG Holdings, LLC acquired 103,500 Shares for a purchase price of $0.00 per share.
(13)	The business address of EarlyBirdCapital Inc and its related parties is One Huntington Quadrangle, 1C15, Melville, NY 11747. EarlyBirdCapital Inc and its related parties acquired 12,000 Shares for nominal consideration of $0.00 per share accounted for as offering cost and acquired 6,408 Shares for consideration of $5.462 per share pursuant to the settlement between the Company and EarlyBirdCapital Inc. See “Significant Transactions—Business Combination” in our Annual Report.

Use of Proceeds

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of Shares for general corporate purposes. We will not receive any proceeds from the sale by the Selling Securityholders of Shares offered by them described in this prospectus.

Description of Securities

Share Capital

We are authorized to issue fifty billion (50,000,000,000) Shares, from which the Shares already issued under the authorized capital shall be deducted.

There were 4,012,684 Shares issued and outstanding as of the date of this registration statement on Form F-3, of which this prospectus is a part. There were also 11,110,000 Warrants outstanding, each entitling the holder to purchase one-tenth of a Share at an exercise price of $11.50 per Share.

Share History

On April 14, 2023, we entered into the Nomura Share Purchase Agreement and the Nomura Registration Rights Agreement with Nomura Securities International, Inc (“Nomura”), pursuant to which we have the right to sell to Nomura up to $50 million in aggregate gross purchase price of our Shares, from time to time during the three-year term of the Nomura Purchase Agreement. As of the date of this Registration Statement, the Nomura Share Purchase Agreement and the Nomura Registration Rights Agreement are suspended.

In June 2023, 360 Ordinary Shares were issued under the Nomura Share Purchase Agreement.

On October 15, 2023, we issued to Invim Corporativo S.L. an aggregate principal amount of $10,000,000 convertible notes, which can be converted into Ordinary Shares.

On April 23, 2024, 100,000 Ordinary Shares were issued under the Nomura Share Purchase Agreement

On September 17, 2024, we issued to Bioceres Crop Solutions Corp. a convertible note in an aggregate principal amount of approximately $6,600,000, which can be converted into Ordinary Shares.

On September 20, 2024, our board of directors approved the 2024 Omnibus Equity Incentive Plan, pursuant to which the maximum aggregate number of Ordinary Shares that may be issued pursuant to all awards is a number of Ordinary Shares equal to up to 13% of our issued and outstanding capital stock on a fully diluted basis.

On May 14, 2025, we made effective the Reverse Stock Split, on the Consolidation Ratio of ten-to-one. The Reverse Stock Split has consolidated each ten of our Ordinary Shares into one Ordinary Share. Upon completion of the Reverse Stock Split, no fractional Ordinary Shares were issued, and any fractional Ordinary Shares resulting from the Reverse Stock Split were rounded up to the nearest whole Ordinary Share. As a result of the Reverse Stock Split, all of the Ordinary Shares of Moolec Science (Luxembourg) had a new par value of $0.10 per Ordinary Share.

In connection with the Redomiciliation, on the Effective Date, all of the Ordinary Shares of Moolec Science (Luxembourg) by operation of law became Shares of Moolec Science (Cayman Islands), par value $0.10 per Share.

On April 22, 2025, our shareholders adopted our memorandum and articles of association effective as of May 29, 2025, pursuant to which, among other provisions, we fixed our authorized share capital at 50,000,000,000 Shares, each with a par value of $0.10 per share.

Description of Shares

Under the memorandum and articles of association, each Share entitles the holder (unless the Shares held by a shareholder carry no right to vote) to one vote for each Share held by that shareholder. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our Shares are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of our Shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our Shares may be subject to the rights of the holders of any of our preferred shares, which we may issue in the future on such terms and conditions as the directors of the Company may decide.

Dividends

The directors may from time to time declare dividends (including interim dividends) in accordance with the respective rights of the shareholders if it appears to them that they are justified by our financial position and that such dividends may lawfully be paid.

Warrants

Our Warrants to purchase an aggregate of 11,110,000 Shares are exercisable in accordance with the terms of the warrant agreement and amendment to the warrant agreement governing those securities. The exercise price of these warrants is $11.50 per Share, each entitling the holder to purchase one-tenth of a Share. To the extent such warrants are exercised, additional Shares will be issued, which will result in dilution to the holders of our Shares and increase the number of Shares eligible for resale in the public market sales of substantial numbers of such Shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Shares.

Directors

Our directors are elected by ordinary resolution passed by the shareholders entitled to vote. There is no provision for cumulative voting.

The memorandum and articles of association require our board of directors to consist of at least five persons (save if the Company has only one member, in which case the board of directors may comprise of one (1) person only). Our board of directors currently consists of five persons. The memorandum and articles of association may be amended by a special resolution passed in accordance with the Companies Act.

Each director appointed shall be appointed for a term expiring at the conclusion of the next-following annual general meeting of the Company (unless re-elected at such annual general meeting). A director may be removed by way of ordinary resolution passed by the shareholders entitled to vote. A director’s term shall also expire: (i) on the date of such director’s resignation from office; (ii) on the date of such director’s retirement from office; (iii) forthwith if such director is prohibited by the law of the Cayman Islands from acting as a director; (iv) forthwith if such director is made bankrupt or makes an arrangement or composition with their creditors generally; (v) forthwith if such director, in the opinion of a registered medical practitioner by whom they are being treated, is declared to have become physically or mentally incapable of acting as a director; (vi) forthwith if such director is given notice by the majority of the other directors (not being less than two in number) to vacate office; (vii) forthwith if such director dies or is made subject to any law relating to mental health or incompetence (whether by court order or otherwise); or (viii) forthwith if, without the consent of the other directors, such director is absent from meetings of directors for a continuous period of six months. Unless otherwise determined by the company by way of ordinary resolution passed by the shareholders, our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under the memorandum and articles of association, annual general meetings are held at a time and place selected by our board of directors. The meetings may be held in or outside of the Cayman Islands. Our board of directors may determine that the shareholders entitled to receive notice of and vote at a meeting are those persons entered on the register of member at the close of business of a day determined by the board of directors. If the Company has only one shareholder, that shareholder shall represent a quorum for the purposes of that meeting. If the Company has more than one member, one or more shareholders representing not less than half of the outstanding Shares carrying the right to vote at such meeting shall constitute a quorum for the purposes of the meeting

Dissenters’ Rights of Appraisal and Payment

Under the Companies Act, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation, and receive payment of the fair value of their shares. The dissenting shareholder must follow the procedures set forth in the Companies Act to receive such payment.

Shareholders’ Derivative Actions

Any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The memorandum and articles of association include indemnification, to the extent permitted by law, of each existing or former director (including alternate directors), secretaries and other officers of the Company (including any investment advisors or administrators or liquidators) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them in or about the conduct of the Company’s business or affairs or in the execution or discharge of their duties, powers, authorities or discretion; and (b) all costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil, criminal, administrative or investigated proceedings (whether threatened, pending or complete) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

The limitation of liability and indemnification provisions in the memorandum and articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The limitation of liability and indemnification provisions do not extend to provide any indemnity: (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office; (ii) with respect to any matter as to which they shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our Shares and Warrants of Moolec Science (Cayman Islands) are listed on the Nasdaq under the symbols “MLEC” and “MLECW,” respectively.

Transfer Agent

The registrar and transfer agent for our Shares is Continental Stock Transfer & Trust Company.

Taxation

Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Plan of Distribution

This prospectus relates, in part, to the resale by the Selling Securityholders from time to time of up to 3,581,828 of our Shares, which includes (i) 3,100,000 Shares issued to holders of shares of Moolec in the Business Combination as a result of the Exchange, (ii) 352,240 Shares issued as a result of the Merger, (iii) 26,226 Shares issued pursuant to the applicable Company SAFE, (iv) 23,252 Shares that were freely allotted to our Chief Financial Officer and (v) 80,110 Shares issued in connection with the Backstop Agreement. These Shares were initially issued as Ordinary Shares of Moolec Science (Luxembourg), which, pursuant to the Redomiciliation, by operation of law became Shares of Moolec Science (Cayman Islands). We will receive up to an aggregate of $127,765,000 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. All of the Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

This prospectus also relates to 1,500,000 Shares registered hereby for offer and resale by the Company. Pursuant to Rule 429 under the Securities Act, this prospectus updates the Prior Registration Statement and includes Shares previously registered by us pursuant to such Prior Registration Statement.

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

●	to or through underwriters or dealers;

●	through agents;

●	directly to one or more purchasers; or

●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. In some cases, we or any dealers acting for us or on our behalf may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may distribute securities from time to time in one or more of transactions:

●	at a fixed price or prices, which may be changed;

●	at prices relating to prevailing market prices at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated prices.

A prospectus supplement with respect to the offered securities will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters, dealers or agents;

●	any public offering price or purchase price of the securities or other consideration therefor,

●	the proceeds from such sale;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Sales through Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

Market Making, Stabilization and Other Transactions

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short- covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in an applicable prospectus supplement.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loan of Pledge of Securities

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the Shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Shares and Warrants are listed on the Nasdaq under the symbols “MLEC” and “MLECW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders.Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Legal Matters

We are being represented by Linklaters LLP, New York, with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of Shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law has been passed upon for us by Ogier (Cayman) LLP and for any underwriters by a law firm named in the applicable prospectus supplement.

Experts

The financial statements incorporated in this prospectus by reference to the Moolec Science SA Annual Report on Form 20-F for the year ended June 30, 2024 have been so incorporated in reliance on the reports of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Bioceres Crop Solutions Corp’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and the Bioceres Group PLC’s financial statements, incorporated in this prospectus by reference to which appears in Moolec Science SA’s Current Report on Form 6-K dated April 18, 2025 have been so incorporated in reliance on the reports of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.moolecscience.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Moolec Science SA

Up to 1,500,000 Shares offered by the Company

11,110,000 Shares Underlying Warrants

3,581,828 Shares

Offered by Selling Securityholders

PROSPECTUS

                    , 2025

Part II
Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The memorandum and articles of association that were adopted in connection with the Redomiciliation provide that the Company shall indemnify each existing or former director (including alternate directors), secretaries and other officers of the Company (including an investment advisers or an administrators or liquidators) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them in or about the conduct of the Company’s business or affairs or in the execution or discharge of their duties, powers, authorities or discretions; and (b) without limitation to limb (a) aforementioned, all costs, expenses losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified: (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company, or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Company’s board of directors. In addition, the Company intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements.

The limitation of liability and indemnification provisions in the memorandum and articles of association and the indemnification obligations of the indemnification agreements may discourage shareholders from bringing a lawsuit against the Company’s officers or directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s officers and directors, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 9. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement:

2.3**	Warrant Agreement, dated January 12, 2021, by and between LightJump Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on January 20, 2021).
2.4**	Subscription Agreement for Private Warrants by LightJump One Founders, LLC (incorporated by reference to Exhibit 10.3 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on January 20, 2021).
2.5**	Form of Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between LightJump Acquisition Corporation, Moolec Science SA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
2.6**	Description of Registrant’s Securities: See “Description of Securities.”
3.1*	Memorandum of Continuance of Moolec Science SA, dated as of May 22, 2025.
3.2*	Memorandum and Articles of Association of Moolec Science SA, dated as of May 29, 2025.
4.1#**	Business Combination Agreement, dated as of June 14, 2022, by and among LightJump Acquisition Corporation, Moolec Science Limited, Moolec Science SA and Moolec Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
4.2#**	First Amendment to the Business Combination Agreement, by and among LightJump Acquisition Corporation, Moolec Science Limited, Moolec Science SA and Moolec Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on November 21, 2022).
4.3#**	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
4.4#**	Transaction Support Agreement, dated as of June 14, 2022, by and among LightJump Acquisition Corporation, LightJump One Founders, LLC, Moolec Science Limited, Moolec Science SA and others (incorporated by reference to Exhibit 10.3 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
4.5#**	Registration Rights Agreement, dated as of January 12, 2021, by and between LightJump Acquisition Corporation and other investors ((incorporated by reference to Exhibit 10.2 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on January 20, 2021).
4.6#**	Registration Right and Lock-Up Agreement, dated December 30, 2022, by and among, Moolec Science SA, LightJump One Founders, LLC, BG Farming Technologies Ltd., Union Group Ventures Ltd., Bioceres Crop Solutions Corp., THEO I SCSp, Serenity Traders LTD., UG Holdings, LLC, Robert M. Bennett and Jose López Lecube (incorporated by reference to Exhibit 4.6 to Company’s Form 20-F, File No. 001-41586, filed with the SEC on January 6, 2023).
4.7#**	Backstop Agreement (incorporated by reference to Exhibit 10.2 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
4.8#**	Memorandum of Understanding on the Backstop Agreement, dated as of December 30, 2022, by and among LightJump Acquisition Corporation, Moolec Science Limited, Moolec Science SA, UG Holdings, LLC, Union Group Ventures Limited, THEO I SCSp and LightJump One Founders, LLC (incorporated by reference to Exhibit 4.8 to Company’s Form 20-F, File No. 001-41586, filed with the SEC on January 6, 2023).
4.9#**	Amendment to Business Combination Marketing Agreement, dated June 14, 2022 between LightJump Acquisition Corporation and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.6 to LightJump Acquisition Corporations’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
5.1*	Legal Opinion of Ogier (Cayman) LLP, Cayman Islands counsel to the Company.
12.1**	Nomura Purchase Agreement, dated April 14, 2023, between the Company and Nomura Securities, Inc. (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K, File No. 001-41586, filed with the SEC on April 17, 2023)
12.2**	Nomura Registration Rights Agreement, dated April 14, 2023, by and between the Company and Nomura. (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K, File No. 001-41586, filed with the SEC on April 17, 2023).
23.1*	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Moolec Science SA’s audited consolidated financial statements.
23.2*	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Bioceres Crop Solutions Corp.’s audited consolidated financial statements.
23.3*	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Bioceres Group PLC’s consolidated financial statements.
23.4*	Consent of Ogier (Cayman) LLP (included within Exhibit 5.1).
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

Notes:-

*	Filed herewith.
**	Previously filed.
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.
+	Management contract or compensatory plan or arrangement.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15 of the Exchange Act.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures of Moolec Science SA

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosario, Argentina on this 16th day of June, 2025.

MOOLEC SCIENCE SA

By:	/s/ José López Lecube
Name:	José López Lecube
Title:	Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints José López Lecube as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ José López Lecube	Chief Financial Officer, Director	June 16, 2025
José López Lecube	(Principal Executive, Financial and Accounting Officer)

/s/ Kyle P. Bransfield	Director	June 16, 2025
Kyle P. Bransfield

/s/ Natalia Zang	Director	June 16, 2025
Natalia Zang

/s/ Diego Nicolás Marcos	Director	June 16, 2025
Diego Nicolás Marcos

/s/ Oscar Alejandro León Bentancor	Director	June 16, 2025
Oscar Alejandro León Bentancor

Signature of Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Moolec Science SA, has signed this registration statement on this 16th day of June, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.